Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated August 14, 2026 relating to the ordinary shares, par value $0.0001 per share, of JATT II Acquisition Corp. shall be filed on behalf of the undersigned.

ATIKA CAPITAL MANAGEMENT LLC

By:	/s/ Brad Farber
Name: Brad Farber
Title: Managing Member

BRAD FARBER

By:	/s/ Brad Farber